FOR IMMEDIATE RELEASE

Ceramics Process Systems Corporation
Grant Bennett
President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18
Fax: (508) 222-0220
email: gbennett@alsic.com
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES THIRD QUARTER 2003 RESULTS

Chartley, Massachusetts, November 6, 2003. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced net income of $7 thousand or $0.00 per basic and diluted common share, on revenue of $868 thousand for the fiscal quarter ended September 278, 2003. This compares with a net loss of $(362) thousand, or $(0.03) per basic and diluted common share on revenue of $482 thousand for the fiscal quarter ended September 28, 2002.

Grant Bennett, President, said: "Q3 2003 revenues increased 80% over revenues from the same period a year ago. We are encouraged by indications from our customers that underlying demand is increasing, however we expect to see continued quarter-to-quarter volatility as most OEMs push short-term inventory management down to component suppliers such as CPS. An additional key to our future growth is the rate at which customers introduce new products containing our components; we believe this rate is beginning to increase after two years of relatively few new product introductions. Our Q3 2003 results also reflect on-going cost reduction and cost management actions which will continue to bear fruit in future quarters."

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Company`s products are primarily used in high-density microprocessor assemblies, wireless basestations, motor controllers, and satellite communications.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, fluctuations in customer demand and changing general economic or business conditions or a further downturn in the electronics industry.

CERAMICS PROCESS SYSTEMS CORPORATION

(CPS) (OTC Bulletin Board: CPSX)

For the Fiscal Quarters Ended
	Sept. 27,	Sept. 28,
	2003	2002

Revenue	$ 867,883	$ 482,213

Net Income (Loss)	$ 6,882	$ (362,290)

Basic earnings per basic share	$ 0.00	$ (0.03)

Weighted average basic shares	12,293,209	12,292,979

Diluted earnings per diluted shares	$ 0.00	$ (0.03)

Weighted average diluted shares	12,475,015	12,292,979

For the Nine-Month Periods Ended
	Sept. 27,	Sept. 28,
	2003	2002

Revenue	$ 2,570,061	$ 3,702,087

Net Loss	$ (170,335)	$ (328,192)

Basic earnings per basic share	$ (0.01)	$ (0.03)

Weighted average basic shares	12,293,209	12,292,552

Diluted earnings per diluted shares	$ (0.01)	$ (0.03)

Weighted average diluted shares	12,293,209	12,292,552